Exhibit 99.1

For Immediate Release                                          January 31, 2006



   CARROLLTON BANCORP REPORTS 385% INCREASE IN FOURTH QUARTER NET INCOME AND A
            10% INCREASE IN THE QUARTERLY DIVIDEND TO $0.11 PER SHARE


BALTIMORE, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced today net income for the fourth quarter of 2005 of $376,000 ($0.13 per diluted share) compared to $77,000 ( $0.02 per diluted share) for the fourth quarter of 2004, a 385% increase. Net income for the year ended December 31, 2005 totaled $2.5 million ($0.87 per diluted share) compared to $888,000 ($0.31 per diluted share) for the prior year, a 177% increase.

Carrollton Bancorp also announced a quarterly dividend of $0.11 per share, payable March 1, 2006 to shareholders of record on February 17, 2006. Compared to the fourth quarter dividend of 2005, this first quarter of 2006 dividend represents an increase of 10% or $0.01 per share.

The earnings for the fourth quarter include a charge of $506,000 ($328,000 after tax) representing a penalty for the prepayment of a $5 million Federal Home Loan Bank of Atlanta (FHLBA) advance at 7.26% maturing May 24, 2010. In addition to the $407,000 charge announced on September 28, 2005 related to the termination of the Wal-Mart agreement, the Company accrued an additional charge of $157,000 for the termination of a third party contract related to the ATMs and severance pay. The Company expects that the FHLBA prepayment will result in an increase in net interest income over the remaining term of the advance in excess of the prepayment penalty. The charge can be attributed to the Company's focus on managing its core business to provide longer-term earnings growth. The payoff will leave the Company with $40 million of FHLBA borrowings.

During the fourth quarter of 2004, the Company took a $497,000, ($365,000 net of taxes), write-down on its investment in Federal Home Loan Mortgage Corporation ("FHLMC") preferred stock. Excluding this charge in the fourth quarter of 2004, fourth quarter net income comparisons for 2004 and 2005 (using a non-GAAP financial measure), were $442,000 or $0.15 per diluted share and $806,000 or $0.29 per diluted share, an increase of $364,000 or 82%.

Net income for the year ended December 31, 2005 included security gains of $840,000, the $506,000 FHLBA prepayment penalty as described above, and a $564,000 write-down and cost of disposal of automated teller machines (ATMs) related to the termination of the Wal-Mart agreement. Effective January 22, 2006, Wal-Mart terminated the agreement for Carrollton Bank to provide ATMs at Wal-Mart, Sam's Club, and Wal-Mart Supercenters in Maryland, Virginia and West Virginia. To illustrate the impact on earnings from these three items (using a non-GAAP financial measure), net income for the year ended December 31, 2005 excluding the security gains, FHLBA prepayment penalty and the write-down and cost of disposal of the ATMS, as described above, would have been $2.6 million or $0.92 per diluted share, an increase of 123%, compared to net income of $1.2 million excluding security gains and the write down on the FHLMC preferred stock for the year ended December 31, 2004.

"Improved earnings afforded the Company the opportunity to pay off a small portion of the Company's overall debt. Assuming market conditions are favorable in 2006, the Company will consider paying off and restructuring its remaining debt and partially offsetting the losses by taking the gains in the Company's investment portfolio. If the Company elects to take this course of action, the results will provide the flexibility to react to a changing economic environment," said Robert A. Altieri, President and Chief Executive Officer. "The fundamentals of our balance sheet continue to improve with strong commercial loan and deposit growth. Also, our loan quality is excellent."

Comparing total assets at December 31, 2005 to December 31, 2004, total assets increased by $41.3 million to $360.5 million due mainly to a 14% or $31.8 million increase in loans. The focus of the Company continues to be on commercial lending which increased $32.3 million or 22% over last year. Total deposits for the year ended December 31, 2005 increased $45.8 million or 20% with the majority of the growth derived from non-interest bearing deposits, money market accounts and certificates of deposit. During the same period, stockholders' equity increased $425,000 or 1% to $34.6 million or 9.6% of total assets.

The Company continues to experience strong asset quality in its loan portfolio, with a low delinquency rate and a low charge off rate. The Company did not record any provisions for loan losses in the fourth quarter of 2005 and 2004 as well as for the years ended December 31, 2005 and 2004. The allowance for loan losses represented 1.28% of outstanding loans at December 31, 2005.

Carrollton Bancorp has seen improvement in its net interest income as evidenced by the $631,000 or 24% increase when comparing the fourth quarter of 2005 to 2004. The increase in net interest income was due mainly to a $33.7 million increase in earning assets, primarily commercial loans, and an increase in the Company's net interest margin to 4.07% for the quarter ended December 31, 2005 from 3.76% in the comparable quarter in 2004. The increase in the net interest margin was due to the Company (1) increasing its non-interest bearing deposits 14% over the prior year; (2) increasing the Company's commercial real estate and loan portfolio; and (3) the re-pricing in the last quarter of 2004 of approximately $31.4 million in high interest bearing certificate of deposits.

Non-interest income continues to be a large contributor to the Company's profitability. The majority of the Company's non-interest income is derived from two sources: The Bank's Electronic Banking Division and Carrollton Mortgage Services, Inc. (CMSI), a subsidiary of Carrollton Bank. Non-interest income was approximately $2.4 million in the fourth quarter of 2005 and 2004. The Company's Electronic Banking Division experienced a $200,000 decrease in revenues from the loss of a POS client. This decrease was largely offset by a 9% or $56,000 increase in the fees and commissions earned by CMSI, a 22% or $52,000 increase in service charges, a 230% or $71,000 increase in other fees and commissions and a 13% or $18,000 increase in brokerage commissions.

Mr. Altieri stated that "non-interest income did not change in the fourth quarter of 2005 compared to 2004; however, with the elimination of the Company's ATM network with Wal-Mart, the Company anticipates a significant and proportionate decrease in 2006 of non-interest income and non-interest expenses."

Non-interest expenses were $5.1 million in the fourth quarter of 2005 compared to $4.9 million in 2004, an increase of $224,000 or 5%. The increase was due to the opening of a new branch in the North Bel Air area of Harford County as well as increased expenses relating to the $506,000 prepayment penalty assessed by the FHLBA for the payoff of $5 million in borrowings plus the additional write-down of the Company's ATM network of $157, 000 in the fourth quarter of 2005. Some of the increases in non-interest expenses were offset by a decrease in employee benefits due to freezing the defined benefit pension plan effective December 31, 2004. During the fourth quarter of 2004, the Company took a $497,000 write-down of its investment in FHLMC preferred stock.

Comparing the year ended December 31, 2005 and 2004, net interest income increased by $1.5 million or 15% due to average earning assets increasing $32.4 million or 12%, as well as the re-pricing in the last quarter of 2004 of approximately $31.4 million in high interest bearing certificates of deposit. The Company's net interest margin for the year ended December 31, 2005 compared to 2004 increased slightly from 3.81% to 3.89%. This was a result of increased pressure to raise deposit rates during the year ended December 31, 2005.

Non-interest income was $10.7 million for the year ended December 31, 2005 compared to $8.8 million for the year ended December 31, 2004, an increase of $1.9 million or 22%. The increase was due primarily to a 625% or $724,000 increase in gains on sales of securities, an increase of 51% or $910,000 in the fees and commissions earned by CMSI, a 3% or $133,000 increase in the Electronic Banking Division's revenue, and a 14% or $134,000 increase in service charges.

Non-interest expenses were $18.6 million for the year ended 2005 compared to $17.8 million for the year ended December 31, 2004, a 5% increase. The increase was due mainly to the same expense growth factors mentioned above and partially offset by a decrease in furniture and equipment expense due to the original cost of the ATM network being fully depreciated in 2004.

Mr. Altieri stated that, " management and the Board of Directors believe that earnings will continue to improve based on monthly results and economic forecasts. We believe the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank."

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.


A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.

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FINANCIAL HIGHLIGHTS
Carrollton Bancorp
                                                Three Months Ended December 31,             Year Ended December 31,
                                           -------------------------------------- ------------------------------------------
                                                2005          2004      %Change       2005               2004       %Change
                                            (unaudited)   (unaudited)             (unaudited)         (audited)
                                           -------------------------------------- ------------------------------------------
RESULTS OF OPERATIONS
Net interest income                        $  3,211,323  $  2,579,902     24%   $ 11,696,296        $ 10,178,701        15%
Provision for loan losses                             -             -                      -                  -
Noninterest income                            2,358,821     2,363,079      0%     10,718,636           8,781,151        22%
Noninterest expenses                          5,094,975     4,871,304      5%     18,634,124          17,751,000         5%
Income taxes(benefit)                            99,590       (5,693)   1849%      1,322,371             320,488       313%
Net income                                      375,579        77,370    385%      2,458,437             888,364       177%

PER SHARE
Net income - diluted                       $       0.13         $0.02    568%          $0.87               $0.31       182%
Cash dividends declared                            0.10          0.10      0%           0.40                0.38         5%
Book value                                        12.32         12.07      2%          12.33               12.07         2%
Common stock closing price                        15.00         17.77    -16%          15.00               17.77       -16%

AT DECEMBER 31
Short term investments                                                          $ 11,855,332        $ 14,851,081       -20%
Investment securities                                                             47,583,408          42,488,492        12%
Gross loans (net of unearned income) (a)                                         261,710,182         229,946,023        14%
Earning assets                                                                   323,580,521         289,908,496        12%
Total assets                                                                     360,467,146         319,123,132        13%
Total deposits                                                                   271,626,503         225,846,145        20%
Shareholders' equity                                                              34,640,165          34,215,280         1%

Common shares outstanding                                                          2,809,698           2,834,823

Average Balances
Short term investments                     $ 17,224,516  $  8,298,952    108%   $ 19,067,206          $8,606,166       122%
Investment securities (b)                    43,622,141    44,092,572     -1%     38,578,526          50,188,312       -23%
Gross loans (net of unearned income) (a)    255,982,938   223,290,315     15%    244,371,140         211,219,527        16%
Earning assets                              319,464,421   277,975,945     15%    304,659,891         272,275,212        12%
Total assets                                356,907,875   316,768,481     13%    340,953,618         306,333,647        11%
Total deposits                              265,831,001   222,685,605     19%    249,648,246         161,961,967        54%
Shareholders' equity                         34,767,443    34,135,389      2%     34,540,571          34,041,826         1%

EARNINGS RATIOS
Return on average total assets                    0.42%         0.10%                   0.72%               0.29%
Return on average shareholders'
equity                                            4.32%         0.91%                   7.12%               2.61%
Net yield on average earning
assets                                            4.07%         3.76%                   3.89%               3.81%
Interest rate spread                              3.43%         3.20%                   3.30%               3.32%

CREDIT RATIOS
Nonperforming assets as a percent of
period-end loans and foreclosed real estate                                             0.69%               1.20%
Allowance to total loans                                                                1.28%               1.59%
Net loan losses to average loans                                                        0.06%               0.08%

CAPITAL RATIOS (PERIOD END)
Shareholders' equity to total
assets                                                                                  9.61%              10.72%
Leverage capital                                                                        8.96%               9.41%
Tier 1 risk-based capital                                                              11.63%              11.52%
Total risk-based capital                                                               13.51%              12.74%
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(a) Includes loans held for sale
(b) Excludes market value adjustment
    on securities available for sale